Exhibit 21

SUBSIDIARIES OF CASS INFORMATION SYSTEMS, INC.*

Name & Address	State of Incorporation

Cass Commercial Bank	Missouri
12412 Powerscourt Drive
St. Louis, Missouri 63131

Cass International LLC	Missouri
12444 Powerscourt Drive
St. Louis, Missouri 63131

*Pursuant to Item 601(b)(21)(ii) of Regulation S-K, the names of particular subsidiaries may be omitted if the unnamed subsidiaries, considered in the aggregate as a single subsidiary, would not constitute a significant subsidiary (as such term is defined in Rule 1-02(w) of Regulation S-X) as of the end of the year covered by this annual report on Form 10-K.

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